EXHIBIT 5.1

July 29, 2005

Shell Canada Limited
400 - 4th Ave. S.W.
P.O. Box 100, Stn. M
Calgary, AB T2P 2H5

Dear Sirs/Mesdames:

Re:	Shell Canada Limited - Registration Statement on Form S-8

At your request, we have examined the registration statement on Form S-8 (the "Registration Statement") proposed to be filed pursuant to the United States Securities Act of 1933, as amended (the "Securities Act"), by Shell Canada Limited ("Shell Canada"), a corporation incorporated under the laws of Canada with the United States Securities and Exchange Commission (the "SEC") on July 29, 2005, relating to the registration under the Securities Act of up to 2,000,000 Common Shares of Shell Canada without par value (the "Shares"), including authorized but unissued Shares being offered by Shell Canada that are subject to issuance under pre-existing or subsequently granted stock options governed by Shell Canada's Long Term Incentive Plan (the "LTIP").

For the purposes of this opinion we have examined the following:

1.	the articles of incorporation and by-laws of Shell Canada;

2.	an officer's certificate of Shell Canada dated July 29, 2005;

3.	a certificate of compliance dated July 28, 2005, in respect of Shell Canada, issued pursuant to the Canada Business Corporations Act (the "Certificate of Compliance");

4.	certified copies of resolutions of Shell Canada's board of directors approving the LTIP and the Common Shares reserved for issuance thereunder;

5.	certified copies of resolutions of Shell Canada's shareholders approving amendments to the LTIP and the increase in the number of Common Shares reserved for issuance; and

6.	a certified copy of the LTIP.

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We have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, notarial or photostatic copies. We have also assumed that the certificates referred to in paragraphs (2) and (3) above continue to be accurate as of the date hereof.

The opinions set forth below are limited to the laws of the Provinces of Alberta and Ontario and the laws of Canada applicable therein as of the date hereof.

Based on and subject to the foregoing, we are of the opinion that Shell Canada has taken all necessary corporate action to reserve and allot the Shares for issuance, and such Shares, when issued in accordance with the terms and conditions of the Plan and upon receipt by Shell Canada of the consideration therefor, will be validly issued as fully paid and non-assessable shares of Shell Canada.

We hereby consent to the filing of this opinion as Exhibit 5.1 to Shell Canada's Registration Statement on Form S-8 proposed to be filed with the United States Securities and Exchange Commission on or about July 29, 2005.

Yours truly,

BENNETT JONES LLP

/s/ Bennett Jones LLP